Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

Second Quarter 2023 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s second quarter earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome. Thank you for joining us today to discuss our second quarter 2023 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Thanks Camilo. Good afternoon to all and thanks for joining us today to discuss our results for the second quarter of 2023. We are pleased to report a very strong quarter, further highlighting our ability to drive both top-line growth and profitability. We are experiencing continued strength in new customer onboarding, pipeline expansion from higher-tier prospects, and robust customer conversion at all levels. We again generated solid revenue growth, which combined with our dedication to operational efficiency, translated into healthy margins throughout the P&L and solid net income, showcasing the company’s resilience and adaptability in a dynamic market environment. Given our results and the present pulse on the business, including closing out a very strong July, we are well-positioned for the back half of the year.

Now, turning to the numbers. For the quarter, total revenue was $14.7 million, a 17% increase over prior year. We produced $11.4 million in adjusted gross profit, resulting in adjusted gross margin of 78% in the second quarter, up 1-percentage point. Adjusted EBITDA for the quarter was $4.6 million, up 58% over prior year. Adjusted EBITDA margin was 32% for the quarter, up 9-percentage points. We generated $1.3 million in free cash flow for the quarter, compared to generating $0.3 million in the prior year.

Our IDI billable customer base grew by 241 customers sequentially from the first quarter, ending the second quarter at 7,497 customers. FOREWARN added 15,189 users during the second quarter, ending the quarter at 146,537 users. Over 285 Realtor® Associations are now contracted to use FOREWARN.

Demand continues to be strong for identity and fraud solutions across the enterprise. We experienced healthy, proportional customer demand across all means of IDI access – API, batch and online. Last quarter, we saw our new customer applications at twelve-month highs. That trend continued throughout the second quarter just reported. As well, our higher-tier sales pipeline continues to grow and new higher-tier prospects appear to be more receptive to the idea of introducing new solutions into their workflows than they have been in the prior nine months.

Most importantly as it relates to our view of the business and our multi-year strategic roadmap, our growth continues to be profitable, enabling reinvestment in the business. We are strengthening the business as we scale, driving robust margins and cash flow. By way of example, our $1.9 million increase in adjusted gross profit produced a $1.7 million increase in adjusted EBITDA, a 90% contribution margin. The high operating leverage of our model enables us to dynamically adjust our capital allocation plan and affords us the flexibility of investing in our product roadmap while still maintaining a healthy financial profile.

Our continued growth demonstrates that our AI/ML-powered platform, proprietary linking algorithms, and unified data assets provide us a distinct advantage in delivering innovative, accurate, and highly-scalable solutions. We have been building AI into our platform and solutions for years, specifically the use of machine learning through supervised and unsupervised learning to identify, among other things, the patterns and types of data within our platform. Today, there is much excitement around the potential of large language models and their varied applications. The potential uses of large language models could undoubtedly transform industries and change business processes. The most prominent large language models today are trained on large datasets, specifically publicly-available information on the internet. As information on the internet contains errors, the output from such models also contains errors. What is abundantly clear at this early stage of the generative AI revolution is that the winners will be those with their own internal, proprietary high-confidence data assets. We have spent the better part of the past decade acquiring, assimilating, and internally generating data and, via our proprietary linking algorithms, unifying disparate data points to create high-confidence data sets that our clients rely on in their workflow. With our AI/ML platform and high-confidence data, we believe we have an extraordinary opportunity in front of us to build a number of AI applications, including generative AI, to layer over our platform, which will not only materially enhance our platform capabilities but also enable various industries to intelligently interact with and run analytics across our high-confidence data to inform their business processes and decision-making. Given the opportunity at hand, we will take a measured approach and increase our investment in AI, and as time passes and the opportunities become more defined, we will be able to better quantify the plans around the size and the impact of this investment.

Now, as to our stock repurchase program, during the second quarter, we purchased 44,081 shares of our common stock at an average price of $16.71 per share. In total, we have purchased 105,018 shares pursuant to our $5.0 million repurchase program that was authorized on May 2, 2022. We have $3.2 million remaining for additional purchases under the program.

Overall, our revenue growth and profitability demonstrate the effectiveness of our business model and the resonance of our offerings in the market. Coupled with a solid balance sheet, these results reflect our commitment to growth combined with financial stability and prudent management. As we move forward, we remain dedicated to driving innovation, nurturing customer relationships, and capitalizing on emerging opportunities. I’d like to extend my gratitude to the red violet team, as always, for their hard work and dedication. We are still in the early days of our long-term plan, and we are as financially strong and well positioned as we have ever been in our history.

With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon. We are extremely pleased with our second quarter results. We saw solid year-over-year revenue growth which flowed nicely down the P&L, translating into highly profitable growth dollars. As Derek pointed out earlier, our $1.9 million increase in adjusted gross profit produced a $1.7 million increase in adjusted EBITDA. This 90% contribution is indicative of our profitability leverage and underscores our disciplined approach to driving productivity and efficiency. We continue to see strength in the expansion of our opportunity pipeline, including higher-tier prospects, and are converting those opportunities to wins.

With that, let’s jump into our second quarter results. For clarity, all the comparisons I will discuss today will be against the second quarter of 2022, unless noted otherwise.

Total revenue was $14.7 million, a 17% increase over prior year. We produced $11.4 million in adjusted gross profit, resulting in adjusted gross margin of 78% in the second quarter, up 1-percentage point. Adjusted EBITDA for the quarter was $4.6 million, up 58% over prior year. Adjusted EBITDA margin was 32%, up 9-percentage points. We generated $1.3 million in free cash flow for the quarter, compared to generating $0.3 million in prior year.

On the IDI side, we continue to see strong volume and double-digit revenue growth across several verticals, including Financial and Corporate Risk, Investigative, and Emerging Markets. As has been the case for several quarters, both Collections and Real Estate remained relatively flat over prior year. We do believe some tailwinds will form in Collections in the near-term and expect to see volumes, and corresponding revenue, increase in the not-too-distant future. As for Real Estate, volumes remain steady, but with interest rates still hovering around 7%, residential housing inventory remaining low, and commercial struggling with post-pandemic related issues and high interest rates, we expect IDI’s Real Estate segment, which does not include FOREWARN, to remain flat for the remainder of the year.

On the FOREWARN side, which today services Real Estate as the leading fraud prevention and safety tool for realtors, we continue to see strong volume and double-digit revenue growth.

Continuing through the details of our P&L, as mentioned, revenue was $14.7 million for the second quarter, consisting of revenue from new customers of $1.2 million, base revenue from existing customers of $11.7 million and growth revenue from existing customers of $1.8 million. Our IDI billable customer base grew by 241 customers sequentially from the first quarter, ending the second quarter at 7,497 customers. FOREWARN added 15,189 users during the second quarter, ending the quarter at 146,537 users. Over 285 Realtor® Associations are now contracted to use FOREWARN.

Our contractual revenue was 79% for the quarter, down 1-percentage point from prior year. Our gross revenue retention was 94%, compared to 95% in prior year. We expect our gross revenue retention percentage to trend between 90% and 95% for the foreseeable future.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.3 million or 11% to $3.2 million. This $0.3 million increase was a result of an increase in data acquisition costs and third-party infrastructure fees. Adjusted gross profit increased 19% to $11.4 million, producing an adjusted gross margin of 78%, a 1-percentage point increase over the second quarter 2022.

Sales and marketing expenses increased $0.3 million or 9% to $3.1 million for the quarter. This increase was due primarily to an increase in salaries and benefits and bad debt provision. The $3.1 million of sales and marketing expense for the quarter consisted primarily of $1.6 million in employee salaries and benefits and $0.8 million in sales commissions.

General and administrative expenses decreased $0.2 million or 4% to $5.1 million for the quarter. This decrease was primarily the result of a $0.1 million decrease in share-based compensation expense and a $0.1 million decrease in professional fees. The $5.1 million in general and administrative expenses for the quarter consisted primarily of $2.6 million of employee salaries and benefits, $1.2 million of non-cash share-based compensation expense, and $0.8 million in accounting, IT and other professional fees.

Depreciation and amortization increased $0.5 million or 27% to $2.1 million for the quarter. This increase was primarily the result of the amortization of internally developed software.

Our net income for the quarter was $1.4 million, compared to a net loss of $0.2 million in prior year.

We reported earnings of 10 cents per basic and diluted share for the quarter based on a weighted average share count of 14.0 million shares basic and 14.2 million shares diluted.

Moving on to the balance sheet. Cash and cash equivalents were $31.4 million at June 30, 2023, compared to $31.8 million at December 31, 2022. Current assets were $39.2 million compared to $38.1 million and current liabilities were $3.5 million compared to $5.4 million.

We generated $5.1 million in cash from operating activities for the six months ended June 30, 2023, compared to generating $5.0 million in cash from operating activities for the same period in 2022.

Cash used in investing activities was $4.6 million for the six months ended June 30, 2023, mainly the result of $4.5 million used for software developed for internal use. Cash used in investing activities for the same period 2022 was $4.1 million.

Cash used in financing activities was $1.0 million for the six months ended June 30, 2023, mainly the result of purchasing 55,018 shares of company common stock under our stock repurchase program at an average price of $17.04 per share. During the same period 2022, cash used in financing activities was $2.8 million, the result of acquiring 106,254 shares of company common stock from the net share tax settlement of employee restricted stock units.

As it relates to our stock repurchase program, during the second quarter, we purchased 44,081 shares of our common stock at an average price of $16.71 per share.

In total, we have purchased 105,018 shares pursuant to our $5.0 million repurchase program that was authorized on May 2, 2022. We have $3.2 million remaining for additional purchases under the program. We will continue to monitor prevailing market conditions and other opportunities that we have for the use or investment of our cash balances and, as applicable, strategically acquire additional shares in accordance with our repurchase program.

In closing, we are pleased with our results for the first half of the year and look forward to accomplishing even more in the back half of 2023.

With that, our operator will now open the line for Q&A?

Operator

Thank you. We will now conduct a question and answer session. To ask a question, please press *11 on your telephone and wait for your name to be announced. To withdraw your question, please press *11 again. Please standby while we compile the Q&A roster. Alright, I am showing no questions at this time. I will now turn the conference over to Derek Dubner for closing remarks.

Derek Dubner

Thank you. And thank you again for joining us today. To conclude, we are pleased to report a strong quarter of top-line growth and profitability. Given our robust customer onboarding, our progress against our growing larger-enterprise pipeline, the secular tailwinds in identity verification and fraud solutions, and a healthy balance sheet, we are well positioned for the back half of the year and 2024.

Operator

This concludes today’s conference call. Thank you for participating. You may now disconnect.